AMENDED EXHIBIT 1

TO MANAGEMENT AGREEMENT BETWEEN EPIPHANY FUNDS

AND TRINITY FIDUCIARY PARTNERS, LLC

Effective: October 1, 2017

Fund

Annual Fee

Epiphany FFV Fund

Average daily net assets: $0 to $30,000,000: 0.70%

Average daily net assets: $30,000,001 or greater: 0.60%

Epiphany FFV Strategic Income Fund

Average daily net assets: $0 to $30,000,000: 0.45%

Average daily net assets: $30,000,001 or greater: 0.35%

AGREED AND ACCEPTED:

ADVISER:

TRINITY FIDUCIARY PARTNERS, LLC

By:

/s/ Thomas H. Payne

Name: Thomas H. Payne

Title: Director of Operations

EPIPHANY FUNDS:

By:

/s/ Samuel J. Saladino, III

Name: Samuel J. Saladino, III

Title: President